EXHIBIT 1

ADP FILES PRELIMINARY PROXY STATEMENT FOR 2017 ANNUAL MEETING

ROSELAND, NJ, August 22, 2017 – ADP (NASDAQ: ADP) (the “Company”) today filed a preliminary proxy statement with the U.S. Securities and Exchange Commission in connection with ADP’s upcoming 2017 Annual Meeting of Stockholders.

Detailed information about each of ADP’s director nominees is included in the Company’s Preliminary Proxy Statement. Also included is a “Background to the Solicitation” section, which details all interactions between ADP and Pershing Square since Mr. Ackman first contacted the Company on August 1, 2017.

As announced on August 21, after following established procedures to complete a thorough review of Pershing Square’s nominees, including conducting individual interviews with each candidate, the Nominating/Corporate Governance Committee determined that none of the Pershing Square nominees would bring additive skills or experience to ADP’s Board.  As a result, ADP’s Board has nominated its 10 existing directors for re-election at the 2017 Annual Meeting: Peter Bisson, Richard T. Clark, Eric C. Fast, Linda R. Gooden, Michael P. Gregoire, R. Glenn Hubbard, John P. Jones, William J. Ready, Carlos Rodriguez, and Sandra S. Wijnberg.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

The ADP logo, ADP, are registered trademarks of ADP, LLC. ADP A more human resource. is a service mark of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2017 ADP, LLC. All rights reserved.

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Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

ADDITIONAL INFORMATION

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a preliminary proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:

Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com